Consent of Independent Accountants


We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated July 29, 1996, on our audits of the consolidated financial statements of First Lancaster Bancshares, Inc. and Subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the years then ended, which report was included in First Lancaster Bancshares, Inc. Annual Report on Form 10-KSB for the year ended June 30, 1996. We also consent to the reference to our firm under the caption "Experts."

/s/ Coopers & Lybrand L.L.P.

Lexington, Kentucky
February 11, 1997

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